Exhibit 23.3

CONSENT OF DAHROUGE GEOLOGICAL CONSULTING

The undersigned, as authorized signatory for Dahrouge Geological Consulting, hereby consents to the inclusion in the Registration Statement on Form S-1 of Silver Bow Mining Corp., which is being filed with the United States Securities and Exchange Commission, of references to Dahrouge Geological and to the use of the summary technical report titled “Rainbow Block, Butte Mining District, Silver Bow County, Montana, USA” dated May 27, 2025 and updated February 3, 2026 with an effective date of December 31, 2024 (“Technical Report”), including any quotation from or summarization of the Technical Report in the Registration Statement on Form S-1 and related prospectus.

Dated this 29th day of April, 2026

DAHROUGE GEOLOGICAL CONSULTING

/s/ Trevor Mills

Name: Trevor Mills

Title: Operations Director